Exhibit 99.1

NEWS RELEASE

March 27, 2013 OTCQB: DPDW

DEEP DOWN REPORTS 2012 RESULTS AND AMENDMENT TO CREDIT FACILITY

•                     Backlog Increases 100% to Approximately $20 million

•                     Modified EBITDA Increases 270% to $3.8 million

HOUSTON, March 27, 2013 /PRNewswire/ -- Deep Down, Inc. (OTC QB: DPDW) ("Deep Down" or the "Company"), an oilfield services company specializing in complex deepwater and ultra-deepwater oil production distribution system support services reported Net Loss Before Impairment of Long-Lived Assets and Joint Venture Results of $0.1 million for 2012, an improvement of $2.2 million from 2011.

OPERATING RESULTS

For 2012, Deep Down reported a net loss of $2.5 million, or $0.24 loss per diluted share, compared to net income of $2.1 million, or $0.21 income per diluted share, in 2011. This loss for 2012 includes an operating loss of $2.3 million and an impairment write-off of assets of $2.2 million for the ROV and equipment rental services. These services were operated from Morgan City, Louisiana. In September 2012, the facility was closed and all of the assets were consolidated with our subsea solutions services operations in Channelview, Texas.

Revenues for 2012 were $29.0 million. Revenues for 2011 were $27.4 million. The $1.6 million increase in revenues in 2012 compared to 2011 period was due primarily to an increase of $6.2 million in our subsea solutions services due to continued strong demand for our technologically innovative solutions, offset by a decrease of $4.6 million in our ROV and topside equipment rental services due to decreased demand.

Gross profit for 2012 was $9.3 million, or 32 percent of revenues. Gross profit for 2011 was $7.5 million, or 27 percent of revenues. The $1.8 million, or 5 percentage-point increase in gross profit in 2012 compared to 2011, was due primarily to a $3.3 million increase related to our subsea solutions services, offset by a $1.5 million decrease related to our ROV and topside equipment rental services, both due to the previously mentioned changes in demand for our services.

Selling, general and administrative expenses ("SG&A") for 2012 were $9.0 million, or 31 percent of revenues. SG&A for 2011 was $8.4 million, also 31 percent of revenues. The $0.6 million increase in SG&A in 2012 compared to 2011 was due primarily to a $1.4 million increase in bad debt provision, and a $0.6 million reduction in joint venture management services reimbursements due to cancellation of our management agreement. These increases were partially offset by reductions in professional fees of $0.8 million, due primarily to lower accounting and auditing fees, and decreased payroll and related expense of $0.5 million, due to reduced bonus expense.

Impairment of long-lived assets was $2.2 million in 2012. In August 2012, due to poor operating performance, we closed down our office in Morgan City, Louisiana, the base of our ROV and topside equipment rental services operations, and consolidated it into our subsea solutions services operations in Channelview, Texas. In November 2012, we evaluated the ROV and topside equipment rental services intangible assets in light of the consolidation and determined that they had no future economic benefit. As a result, we recorded impairment expense of $2.2 million in 2012.

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The Company's management evaluates its financial performance based on a non-GAAP measure, Modified EBITDA, which consists of earnings (net income or loss) available to common shareholders before net interest expense, income taxes, depreciation and amortization, and other non-cash and non-recurring charges.  Modified EBITDA was $3.8 million in 2012, however without the cash loss from the ROV and topside equipment rentals it would have been $4.8 million. Modified EBITDA was $1.0 million in 2011. The $2.8 million increase in Modified EBITDA in 2012 compared to 2011 was caused primarily by increased gross profit before depreciation and non-recurring operational consolidation expense of $2.0 million. Additionally, SG&A before share-based compensation, bad debt provision, and non-recurring operational consolidation expense increased $1.0 million; partially offsetting these increases was a decrease in other income of $0.3 million.

WORKING CAPITAL

At December 31, 2012, we had working capital of $6.0 million, including cash and cash equivalents of $1.5 million. Additionally, on March 5, 2013, we entered into the fifth amendment of our bank credit agreement, which among other things, increased the committed amount under our revolving credit facility to $5 million from $2 million. Because of these factors, and because of cash we expect to generate from operations, we believe that we will have adequate liquidity to meet our future operating requirements.

INDUSTRY AND EXECUTIVE OUTLOOK

The industry remains strong in 2013 and the demand for our services and products continues to increase. The work in the Gulf of Mexico is the strongest it has been in four years. The international demand for our products and services continues to increase as well.

Ronald E. Smith, Chief Executive Officer, stated, "2012 was a banner year for our company. Our core subsea solutions services unit generated operating income of $5.5 million. We cut costs dramatically, and cleaned up our balance sheet by closing our unprofitable ROV and topside equipment rental services operations in Louisiana. Our backlog has doubled to approximately $20 million, and we have expanded our borrowing capacity under our bank credit facility. We believe, because of all the steps we took in 2012, we are poised to achieve great things in 2013 and beyond. We should have substantial improvement in our net income and EBITDA.”

About Deep Down, Inc.

Deep Down, Inc. is an oilfield services company serving the worldwide offshore exploration and production industry. Deep Down's proven services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads, installation buoyancy, ROVs and tooling, marine vessel automation, control, and ballast systems. Deep Down supports subsea engineering, installation, commissioning, and maintenance projects through specialized, highly experienced service teams and engineered technological solutions. The company's primary focus is on more complex deepwater and ultra-deepwater oil production distribution system support services and technologies, used between the platform and the wellhead. More information about Deep Down is available at www.deepdowncorp.com.

Forward-Looking Statements

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

For Further Information

Investor Relations

Casey Stegman

Stonegate Securities, Inc.

casey@stonegateinc.com

972.850.2001

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DEEP DOWN, INC.

SUMMARY FINANCIAL DATA

	Year Ended
	December 31,
	2012	2011
(in thousands, except per share amounts)
Results of operations data:
Revenues	$29,034	$27,441
Cost of sales	19,741	19,923
Gross profit	9,293	7,518
Total operating expenses	11,559	9,046
Operating loss	(2,266)	(1,528)
Total other (expense) income	(136)	3,610
Income before income taxes	(2,402)	2,082
Income tax (expense) benefit	(52)	55
Net (loss) income	$(2,454)	$2,137
Net (loss) income per share, basic and diluted	$(0.24)	$0.21
Weighted-average shares outstanding, basic and diluted	10,185	10,306

Modified EBITDA data:
Net (loss) income	$(2,454)	$2,137
Add back interest expense, net	155	301
Add back depreciation and amortization	1,773	1,890
Add back (deduct) income tax expense (benefit)	52	(55)
Add back share-based compensation	554	424
Add back impairment of long-lived assets	2,156	–
Add back (deduct) bad debt expense (credit)	1,134	(223)
Add back non-recurring operational consolidation expense	240	–
Add back (deduct) equity in net loss (earnings) of joint venture	179	(4,392)
Add back discontinuance of ERP system project	–	941
Modified EBITDA	$3,789	$1,023

Net loss before impairment of long-lived assets and joint
venture results data:
Net (loss) income	$(2,454)	$2,137
Add back impairment of long-lived assets	2,156	–
Add back (deduct) equity in net loss (earnings) of joint venture	179	(4,392)
Net loss before impairment of long-lived assets and joint
venture results	$(119)	$(2,255)

Cash flow data:
Cash provided by (used in):
Operating activities	$(1,241)	$(1,746)
Investing activities	(1,527)	4,799
Financing activities	(688)	(1,804)

	December 31, 2012	December 31, 2011
(in thousands)
Balance sheet data:
Cash and cash equivalents	$1,523	$4,979
Current assets	11,763	11,411
Current liabilities	5,766	7,486
Working capital	5,997	3,925
Total assets	31,499	32,444
Total debt	3,616	3,066
Total liabilities	8,702	7,659
Stockholders' equity	22,797	24,785

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